EXHIBIT 10.1

Skyworks Solutions, Inc.
Cash Compensation Plan for Directors

Directors who are not employees of Skyworks Solutions, Inc. (the “Company”), are paid an annual retainer of $100,000. Additional annual retainers are paid to any non-employee Chairman of the Board ($130,000); the Lead Independent Director, if one has been appointed ($50,000); the Chairman of the Audit Committee ($30,000); the Chairman of the Compensation Committee ($20,000); and the Chairman of the Nominating and Governance Committee ($15,000). Additional annual retainers are also paid to directors who serve on committees in roles other than as Chairman as follows: Audit Committee ($15,000); Compensation Committee ($10,000); and Nominating and Corporate Governance Committee ($7,500). All retainers are paid in quarterly installments. In addition, the Compensation Committee retains discretion to recommend to the full Board of Directors that additional cash payments be made to a non-employee director(s) for extraordinary service during a fiscal year.